Exhibit 99.1

For Information, Contact:

Jeff Unger

Vice President of Investor Relations

Casual Male Retail Group, Inc.

561-514-0115

Andrew Bard

Weber Shandwick

212-445-8368

CASUAL MALE RETAIL GROUP INC.

REPORTS SIGNIFICANTLY IMPROVED RESULTS FOR

FOURTH QUARTER AND FISCAL 2005

CANTON, MA (March 30, 2006) — Casual Male Retail Group, Inc. (NASDAQ/NMS: “CMRG”), retail brand operator of Casual Male Big & Tall, Casual Male XL and Rochester Big & Tall, announced its operating results for the fourth quarter and fiscal year ended January 28, 2006 (“fiscal 2005”).

For the fourth quarter of fiscal 2005, net income was $13.5 million, or $0.38 per diluted share, compared to net income of $7.9 million, or $0.22 per diluted share, for the fourth quarter of fiscal 2004. Results for the fourth quarter of fiscal 2005 include a net tax benefit of $2.8 million primarily related to the reversal of a portion of the Company’s deferred tax valuation allowance. In addition, the results for the fourth quarter of fiscal 2005 include a net charge of $1.0 million associated with the Company’s $1.2 million expense for the prepayment of its mortgage note payable partially offset by a gain from the buyback of $5.3 million of its convertible notes. Assuming a normalized tax rate of 37.5% and without regard to these special items, earnings per share for the fourth quarter of fiscal 2005 was $0.21 per diluted share versus $0.14 per diluted share for the fourth quarter of fiscal 2004.

For fiscal 2005, the Company reported net income of $10.8 million, or $0.30 per diluted share, compared to a net income of $1.5 million, or $0.04 per diluted share, in fiscal 2004. Assuming a normalized tax rate of 37.5% and without regard to the special items noted above, earnings per share for the fiscal year 2005 was $0.16 per diluted share compared to $0.03 per diluted share for fiscal year 2004.

Dennis Hernreich, Executive Vice President, COO and CFO, stated, “The fourth quarter of fiscal 2005 was our most successful quarter since the acquisition of Casual Male in 2002. We believe our comparable sales increase of 7.9% for the fourth quarter resulted from the culmination of a number of key initiatives that we started over two years ago. Just as important, the Company generated a 340 basis point improvement in gross margin during the fourth quarter which drove a sustainable operating margin improvement for the year of 200 basis points.” Mr. Hernreich added, “As a result of our growing profitability, the Company’s earnings for fiscal 2005 benefited from approximately $0.08 per diluted share as we were able to recognize a portion of the Company’s previously reserved tax assets, which had been previously written off due to prior year losses.”

Investors are invited to listen to a broadcast of the Company’s conference call to discuss its fiscal 2005 earnings results. The conference call will broadcast live today on Thursday, March 30, 2006 at 11:00 a.m. Eastern Time at www.casualmale.com/investor. The call will be archived online within one hour after its completion. Participating in the call will be David Levin, President and Chief Executive Officer, and Dennis Hernreich, Executive Vice President, Chief Operating Officer and Chief Financial Officer.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), our above discussion refers to a normalized tax rate, which is a non-GAAP measure. Normalized tax basis reflects a 37.5% effective tax rate on pre-tax income (loss). The Company believes that the inclusion of this non-GAAP measure helps investors to gain a better understanding of the Company’s performance, especially when comparing such results to previous periods or forecasts. However, this non-GAAP financial measure included in this press release is not meant to be considered superior to or as a substitute for results of operations prepared in accordance with GAAP. The following table shows the reconciliation of net income for the fourth quarter and fiscal year of 2005 of $0.21 and $0.16 per diluted share, respectively, as compared to net income for the fourth quarter and fiscal year of 2004 of $0.14 and $0.03 per diluted share, respectively, on a GAAP basis affected for the adjustment for normalized taxes and without the net tax benefit of $2.8 million, primarily related to the reversal of the Company’s valuation allowance, and the $1.0 million in net charges incurred in connection with the retirement of the Company’s long-term debt.

	For the three months ended:				For the fiscal year ended:
	1/28/2006		1/29/2005		1/28/2006		1/29/2005
(in millions, except for earnings per share(EPS) amounts)		Diluted EPS		Diluted EPS		Diluted EPS		Diluted EPS
Net income as reported	$13.5	0.38	$7.9	$0.22	$10.8	0.30	$1.5	$0.04
Add back of other expense, net (associated with the prepayment of certain long-term debt)	1.0	0.03	—	—	1.0	0.03	—	—

Deduct benefit from valuation allowance reversal, net of tax accrual	(2.8)	(0.08)	—	—	(2.8)	(0.08)	—	—

Income tax provision, assuming normalized tax rate of 37.5%	(4.4)	(0.12)	(3.0)	(0.08)	(3.4)	(0.09)	(0.6)	(0.01)

Adjusted net income, after normalized tax benefit	$7.3	$0.21	$4.9	$0.14	$5.6	$0.16	$0.9	$0.03

Weighted average shares outstanding –diluted	35.8		35.7		35.9		36.7

Casual Male Retail Group, Inc., the largest retailer of big and tall men’s apparel with retail operations throughout the United States, Canada and London, England, operates 484 Casual Male Big & Tall and Casual Male XL stores, the Casual Male e-commerce site, Casual Male catalog business, 13 Casual Male at Sears-Canada stores, 23 Rochester Big & Tall stores and a direct to consumer business. The Company is headquartered in Canton, Massachusetts, and its common stock is listed on the NASDAQ National Market under the symbol “CMRG.”

The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company’s strategic direction and the effect of such plans on the Company’s financial results. The Company’s actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its prior filings with the Securities and Exchange Commission that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company. The Company does not report on its progress during a quarter until after the quarter has been completed and its results have been appropriately disclosed.

[tables to follow]

CASUAL MALE RETAIL GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	For the three months ended		For the twelve months ended
	January 28, 2006	January 29, 2005	January 28, 2006	January 29, 2005
Sales	$129,695	$118,150	$421,383	$365,047
Cost of goods sold including occupancy	70,012	67,827	239,203	214,607

Gross profit	59,683	50,323	182,180	150,440

Expenses:
Selling, general and administrative	41,948	37,379	151,890	132,554
Depreciation and amortization	3,631	2,643	12,737	9,858

Total expenses	45,579	40,022	164,627	142,412

Operating income	14,104	10,301	17,553	8,028

Other income (expense), net	(969)	—	(969)	308
Interest expense, net	(2,408)	(2,030)	(8,553)	(8,064)

Income from continuing operations before minority interest and income taxes	10,727	8,271	8,031	272

Minority interest	—	—	—	(701)
Income taxes	(2,729)	—	(2,729)	—

Income from continuing operations	$13,456	$8,271	$10,760	$973

Income (loss) from discontinued operations	—	(386)	—	551

Net income	$13,456	$7,885	$10,760	$1,524

Net income per share - basic
Income from continuing operations	$0.39	$0.24	$0.31	$0.03
Income (loss) from discontinued operations	$0.00	$(0.01)	$0.00	$0.01

Net income	$0.39	$0.23	$0.31	$0.04

Net income per share - diluted
Income from continuing operations	$0.38	$0.23	$0.30	$0.03
Income (loss) from discontinued operations	$0.00	$(0.01)	$0.00	$0.01

Net income	$0.38	$0.22	$0.30	$0.04

Weighted-average number of common shares outstanding:
Basic	34,360	34,224	34,306	34,511
Diluted	35,783	35,670	35,860	36,733

CASUAL MALE RETAIL GROUP, INC.

CONSOLIDATED BALANCE SHEETS

January 28, 2006 and January 29, 2005

(In thousands)

	January 28, 2006	January 29, 2005
ASSETS

Cash and investments	$5,568	$5,731
Assets held for sale (land and building)	26,629	—
Inventories	91,546	79,858
Other current assets	8,216	9,178
Property and equipment, net	51,273	74,651
Goodwill and other intangibles	89,618	89,349
Other assets	10,981	9,021

Total assets	$283,831	$267,788

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable, accrued expenses and other liabilities	$61,850	$53,729
Notes payable	37,387	19,311
Long-term debt, net of current portion	95,437	117,784
Stockholders’ equity	89,157	76,964

Total liabilities and stockholders’ equity	$283,831	$267,788